Exhibit 10.1

EXECUTION VERSION

FOURTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 20, 2018 (this “Amendment”), is made and entered into by and among Endurance International Group Holdings, Inc., a Delaware corporation (“Holdings”), EIG Investors Corp., a Delaware corporation (the “Borrower”), each of the entities listed under the caption “Refinancing Lenders” on the signature pages hereto (each, a “Refinancing Lender” and, collectively the “Refinancing Lenders”), each of the entities listed under the caption “Extending Revolving Lenders” on the signature pages hereto (each, an “Extending Revolving Lender” and, collectively the “Extending Revolving Lenders”), and Credit Suisse AG, Cayman Islands Branch, as Issuing Bank and Administrative Agent (solely in such capacity, the “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to the Third Amended and Restated Credit Agreement dated as of November 25, 2013, among Holdings, the Borrower, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent, as amended by (i) the Revolving Facility Amendment to Third Amended and Restated Credit Agreement dated as of February 9, 2016, among Holdings, the Borrower, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent, (ii) the Incremental Term Loan Amendment to Third Amended and Restated Credit Agreement, dated as of February 9, 2016, among Holdings, the Borrower, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent, and (iii) the Refinancing Amendment to Third Amended and Restated Credit Agreement dated as of June 14, 2017, among Holdings, the Borrower, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent (as further amended, supplemented or otherwise modified to the date hereof, the “Credit Agreement”);

WHEREAS, capitalized terms used but not defined herein shall have the meaning assigned in the Credit Agreement;

WHEREAS, the Borrower has requested that (a) pursuant to Section 2.21(a) of the Credit Agreement, the Refinancing Lenders make Term Loans in an aggregate principal amount of $1,580,305,000 (the “Refinancing Loans”) for the purposes of refinancing all of the outstanding Sixth Amendment Refinancing Term Loans under the Credit Agreement (the “Existing Term Loans”) (the “Refinancing”), and the Refinancing Lenders are willing to provide the Refinancing Loans on the terms and conditions set forth in this Amendment, (b) pursuant to Section 2.21(b) of the Credit Agreement, the Extending Revolving Lenders extend the maturity date of their Revolving Commitments (as extended, the “Extended Revolving Commitments”) on the terms and conditions set forth in this Amendment and (c) pursuant to Section 9.02 of the Credit Agreement, the Credit Agreement be amended in the manner provided herein (as so amended, the “Amended Credit Agreement”) (the transactions described in this paragraph, collectively, the “Transactions”);

WHEREAS, the Refinancing Lenders are willing to provide the Refinancing Loans to the Borrower on the Amendment Effective Date (as defined below) and the parties hereto wish to amend the Credit Agreement, in each case on the terms set forth herein and in the Amended Credit Agreement and on the conditions set forth herein; and

WHEREAS, in connection with the making of the Refinancing Loans on the Amendment Effective Date, it is expected that the Refinancing Loans will, at the option of the applicable Refinancing Lender, be made either in cash or as an exchange of the Existing Term Loans on a cashless settlement basis pursuant to a cashless settlement letter agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1 Refinancing Loans.

(a) Commitments. Each Refinancing Lender hereby agrees, severally and not jointly, to make a Refinancing Loan to the Borrower on the Amendment Effective Date in an aggregate principal amount equal to the amount set forth opposite such Refinancing Lender’s name on Schedule I attached hereto, on the terms set forth herein and in the Amended Credit Agreement, and subject to the conditions set forth in Section 7 below. The Refinancing Loans are “Other Term Loans” as contemplated by Section 2.21(a) of the Credit Agreement and shall be deemed to be “Term Loans” for all purposes of the Amended Credit Agreement and the other Loan Documents having terms and provisions identical to those applicable to the Existing Term Loans, except as otherwise set forth in this Amendment.

(b) Amortization of Term Loans. Subject to adjustment pursuant to Section 2.10(c) of the Amended Credit Agreement, the Borrower hereby agrees to repay the Refinancing Loans on the last day of each March, June, September and December (commencing on June 30, 2018) prior to the Term Maturity Date in the principal amount of $7,901,525; provided that if any such date is not a Business Day, such payment shall be due on the next preceding Business Day.

(c) Borrowing; Applicable Rate. The Refinancing Loans shall be made as a single Borrowing and funded to the Borrower at par (without the netting of any discount to the principal amount thereof) on the Amendment Effective Date. The “Applicable Rate” as defined in the Credit Agreement with respect to the Refinancing Loans shall be a percentage per annum equal to, for any day, (i) 2.75% in the case of ABR Loans and (ii) 3.75% in the case of Eurodollar Loans. Unless previously terminated, the commitments of the Refinancing Lenders hereunder shall terminate upon the making of the Refinancing Loans on the Amendment Effective Date.

(d) Repricing Soft-Call Premium. In the event that, on or prior to the six month anniversary of the Amendment Effective Date, the Borrower (x) makes any prepayment of Refinancing Loans in connection with any Repricing Transaction or (y) effects any amendment of the Amended Credit Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders, (I) a prepayment premium of 1.00% of the principal amount of the Refinancing Loans being prepaid in connection with such Repricing Transaction and (II) in the case of clause (y), an amount equal to 1.00% of the aggregate amount of the applicable Refinancing Loans outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such amendment.

(e) Repayment of Existing Term Loans. The Existing Term Loans, together with any accrued interest and other amounts owing with respect thereto, shall be repaid or paid, as applicable, with the proceeds of the Refinancing Loans, together with cash on hand of the Borrower, immediately following the funding of the Refinancing Loans on the Amendment Effective Date.

(f) Tax Forms. Each Refinancing Lender shall have delivered to the Administrative Agent and the Borrower such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Refinancing Lender may be required to deliver to Administrative Agent and the Borrower pursuant to Section 2.17(e) of the Amended Credit Agreement.

(g) Recordation of the Refinancing Loans. Upon execution and delivery hereof, and the funding of the Refinancing Loans, the Administrative Agent will record in the Register the Refinancing Loans made by each Refinancing Lender.

(h) Borrower Consent to Assignments. Pursuant to Section 9.04(b)(i)(A) of the Amended Credit Agreement, no consent of the Borrower shall be required for an assignment by any Refinancing Arranger (or its Affiliate) to the extent that an assignment by such Refinancing Arranger (or such Affiliate) is made in the primary syndication of the Refinancing Loans to Eligible Assignees to whom the Borrower has consented or to any other Refinancing Arranger (or its Affiliate).

SECTION 2 Extended Revolving Commitments.

(a) Commitments. Each Extending Revolving Lender hereby agrees, severally and not jointly, to extend the maturity date of its Revolving Commitments as set forth opposite such Extending Revolving Lender’s name as Extended Revolving Commitments on Schedule I attached hereto, on the terms set forth herein and in the Amended Credit Agreement, and subject to the conditions set forth in Section 7 below. The Extended Revolving Commitments are extended pursuant to Section 2.21(b) of the Credit Agreement and shall be deemed to be “Revolving Commitments” for all purposes of the Amended Credit Agreement and the other Loan Documents having terms and provisions identical to those applicable to the other Revolving Commitments, except as otherwise set forth in this Amendment.

(b) Extended Maturity Date. The Revolving Maturity Date with respect to the Extended Revolving Commitments will be either (x) November 10, 2022 if, prior to such date, all Term Loans that mature on February 9, 2023 shall not have been repaid in full and the final maturity thereof shall not have been extended to September 19, 2023 or later, in each case in accordance with the Amended Credit Agreement, or (y) otherwise, June 20, 2023.

(c) Applicable Rate. The “Applicable Rate” as defined in the Credit Agreement with respect to the Revolving Loans made under the Extended Revolving Commitments shall be as set forth in the Amended Credit Agreement.

SECTION 3 Amendments. Immediately following the making of the Refinancing Loans, the parties hereto agree that the Credit Agreement is hereby amended as set forth on Annex I hereto.

SECTION 4 Lender Agreements. Each Refinancing Lender and Extending Revolving Lender:

(a) confirms that a copy of the Credit Agreement and the other applicable Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment and make a Refinancing Loan, if applicable, have been made available to such Refinancing Lender or Extending Revolving Lender;

(b) agrees that it will, independently and without reliance upon (i) the Administrative Agent, (ii) any of Credit Suisse Loan Funding LLC, Goldman Sachs Lending Partners LLC, Morgan Stanley Senior Funding, Inc., Jefferies Finance LLC or SG Americas Securities, LLC (in each case, together with their respective affiliates that they act through as they deem appropriate) in their capacities as joint lead arrangers and/or joint bookrunners with respect to this Amendment (collectively, the “Refinancing Arrangers”), or (iii) any other Lender or agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Amended Credit Agreement or the other applicable Loan Documents, including this Amendment;

(c) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Amended Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent and the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and

(d) solely with respect to each such Refinancing Lender, acknowledges and agrees that upon the Amendment Effective Date such Refinancing Lender shall be a “Lender” and an “Additional Term Lender” under, and for all purposes of, the Amended Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender and an Additional Term Lender thereunder.

SECTION 5 Certifications. Each of Holdings and the Borrower hereby represent and warrant as of the Amendment Effective Date that:

(a) Corporate Power; Authorization. Each Loan Party has the corporate or other organizational power and authority to execute, deliver and perform its obligations under this Amendment (including the Acknowledgment thereof attached below (the “Acknowledgment”)) and, in the case of the Borrower, to borrow the Refinancing Loans under the Amended Credit Agreement. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Amendment and, in the case of the Borrower, to authorize the Refinancing Loans on the terms and conditions of this Amendment.

(b) Enforceable Obligations. This Amendment (including the Acknowledgment) has been duly executed and delivered on behalf of each Loan Party. This Amendment (including the Acknowledgment) constitutes a legal, valid and binding obligation of each Loan Party, enforceable against each such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether considered in a proceeding in equity or law) and the implied covenants of good faith and fair dealing.

(c) No Legal Bar. The execution, delivery and performance of this Amendment (including the Acknowledgment) by each Loan Party and the borrowing of the Refinancing Loans and the use of the proceeds thereof (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) will not violate (x) the Organizational Documents of, or (y) any Requirements of Law applicable to, Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary, (iii) will not violate or result in a default under any indenture or other agreement or instrument binding upon Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder and (iv) will not result in the creation or imposition of any Lien on any asset of Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary (other than Liens created under the Loan Documents) except (in the case of each of clauses (i), (ii)(y) and (iii) of this paragraph) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d) Solvency. Immediately after giving effect to the Transactions, the Borrower and its Subsidiaries (when taken as a whole on a consolidated basis) will be solvent (as determined in the manner contemplated by Section 3.14 of the Amended Credit Agreement).

(e) Bringdown of Representations. The representations and warranties of each Loan Party set forth in the Loan Documents are and shall be true and correct in all material respects on and as of the Amendment Effective Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they are and shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to materiality, “Material Adverse Effect” or similar language is and shall be true and correct in all respects on the Amendment Effective Date or on such earlier date, as the case may be.

(f) At the time of and immediately after giving effect to the Refinancing Loans, no Default or Event of Default shall have occurred and be continuing.

SECTION 6 Conditions to Effectiveness. Each Refinancing Lender’s obligation to provide its Refinancing Loan on the Amendment Effective Date and each party’s consent to the amendments contemplated herein to the Credit Agreement shall become effective as of the time on which the following conditions are satisfied or waived (such time, the “Amendment Effective Date”):

(a) The Administrative Agent (or its counsel) shall have received either (i) a counterpart signature page of this Amendment duly executed by Holdings, the Borrower, each other Loan Party (as to the Acknowledgment), the Refinancing Lenders and the Extending Revolving Lenders or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of an executed counterpart signature page of this Amendment) that each such party has duly executed a counterpart signature page of this Amendment.

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated as of the Amendment Effective Date) of (i) Cleary Gottlieb Steen & Hamilton LLP, New York counsel for the Loan Parties, (ii) Morris, Nichols, Arsht & Tunnell LLP, Delaware counsel for the Loan Parties, (iii) Durham, Jones & Pinegar P.C., Utah counsel for the Loan Parties, (iv) Greenberg Traurig LLP, Florida counsel for the Loan Parties and (v) Troutman Sanders LLP, Georgia counsel for the Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received a certificate of each Loan Party, dated the Amendment Effective Date, substantially in the form of Exhibit E to the Credit Agreement with appropriate insertions, or otherwise in form and substance reasonably satisfactory to the Administrative Agent, executed by any Responsible Officer of such Loan Party and including or attaching the documents or certifications, as applicable, referred to in paragraph (d) of this Section below.

(d) The Administrative Agent shall have received (i) as to each Loan Party, either (x) a copy of each Organizational Document of such Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority or (y) written certification by such Loan Party’s secretary, assistant secretary or other Responsible Officer that such Loan Party’s Organizational Documents most recently certified and delivered to the Administrative Agent remain in full force and effect on the Amendment Effective Date without modification or amendment since such prior delivery, (ii) as to each Loan Party, either (x) signature and incumbency certificates of the Responsible Officers of such Loan Party executing the Loan Documents to which it is a party or (y) written certification by such Loan Party’s secretary, assistant secretary or other Responsible Officer that such Loan Party’s signature and incumbency certificates previously delivered to the Administrative Agent remain true and correct as of the Amendment Effective Date, (iii) copies of resolutions of the board of directors and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of this Amendment and the Amended Credit Agreement, certified as of the Amendment Effective Date by a secretary, an assistant secretary or a Responsible Officer of such Loan Party as being in full force and effect without modification or amendment, and (iv) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation as of a reasonably recent date.

(e) The Administrative Agent shall have received a Borrowing Request with respect to the Refinancing Loans not later than 2:00 p.m., New York City time, one Business Day before the Amendment Effective Date and otherwise in accordance with the requirements of Section 2.03 of the Amended Credit Agreement.

(f) The Administrative Agent or the Refinancing Arrangers, as applicable, shall have received all fees and other amounts (which may, at the option of the Administrative Agent and the Borrower in consultation with the Refinancing Arrangers, be offset against, or paid directly with proceeds of, the Refinancing Loans made on the Amendment Effective Date) previously agreed in writing by the Administrative Agent or the Refinancing Arrangers, as applicable, and the Borrower to be due and payable on or prior to the Amendment Effective Date, including, to the extent invoiced at least two Business Days prior to the Amendment Effective Date, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party.

(g) The Administrative Agent shall have received a certificate from a Financial Officer of the Borrower certifying as to the solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions.

(h) The Administrative Agent and the Refinancing Arrangers shall have received, at least three Business Days prior to the Amendment Effective Date, all documentation and other information about the Borrower and the other Loan Parties as shall have been reasonably requested in writing at least ten Business Days prior to the Amendment Effective Date by the Administrative Agent or the Refinancing Arrangers that they shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

SECTION 7 Amendment, Modification and Waiver. This Amendment may not be amended nor may any provision hereof be waived except pursuant to a writing signed by each of the parties hereto.

SECTION 8 Entire Agreement. This Amendment, the Amended Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

SECTION 9 Expenses; Indemnity; Damage Waiver. Sections 9.03(a), (b), (d) and (e) of the Credit Agreement are hereby incorporated, mutatis mutandis, by reference as if such sections were set forth in full herein. The terms and conditions of Sections 9.03(a), (b), (d) and (e) of the Credit Agreement shall apply, mutatis mutandis, to each Refinancing Arranger, in its capacity as such, as if each reference to the Administrative Agent under the Credit Agreement were a reference to such Refinancing Arranger hereunder, including, for the avoidance of doubt, liabilities, losses, damages, claims, costs, expenses and disbursements arising out of the arrangement and syndication of the Refinancing Loans; provided that, notwithstanding anything else therein, such expense reimbursement provisions of Section 9.03(a) of the Credit Agreement shall only apply as provided hereinabove if the Amendment Effective Date occurs.

SECTION 10 Governing Law; Jurisdiction; Waiver of Objection to Venue and Forum Non-Conveniens; Consent to Service of Process.

(a) This Amendment shall be construed in accordance with and governed by the laws of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Amendment, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent, any Refinancing Lender or any Extending Revolving Lender may otherwise have to bring any action or proceeding relating to this Amendment against Holdings or the Borrower or their respective properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Amendment in any court referred to in Section 10(b) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Amendment irrevocably consents to service of process in the manner provided for notices in Section 9.01 of the Credit Agreement. Nothing in any Loan Document will affect the right of any party to this Amendment to serve process in any other manner permitted by law.

SECTION 11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 12 Severability. Any term or provision of this Amendment which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Amendment or affecting the validity or enforceability of any of the terms or provisions of this Amendment in any other jurisdiction. If any provision of this Amendment is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

SECTION 13 Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

SECTION 14 Loan Document. This Amendment constitutes a “Loan Document”, a “Refinancing Amendment” and an “Extension Notice”, each as defined in the Credit Agreement, for all purposes of the Credit Agreement and the other Loan Documents. Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Amended Credit Agreement.

SECTION 15 Continued Effectiveness. Notwithstanding anything contained herein, the terms of this Amendment (including the Acknowledgment) are not intended to and do not serve to effect a novation as to the Credit Agreement. The parties hereto expressly do not intend to extinguish the Credit Agreement. Instead, it is the express intention of the parties hereto to reaffirm the indebtedness created under the Credit Agreement which is secured by the Collateral and the Liens and guarantees thereunder. The Amended Credit Agreement and each of the Loan Documents remain in full force and effect.

SECTION 16 Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

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IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized signatory to execute and deliver this Amendment as of the date first written above.

EIG INVESTORS CORP., as Borrower

By:	/s/ Marc Montagner
Name: Marc Montagner
Title: Chief Financial Officer

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.,
as Holdings

By:	/s/ Marc Montagner
Name: Marc Montagner
Title: Chief Financial Officer

[Endurance – Fourth Amendment]

Consented to by:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent, Issuing Bank, a Refinancing Lender and an Extending Revolving Lender

By:	/s/ William O’Daly
Name: William O’Daly
Title: Authorized Signatory

By:	/s/ Komal Shah
Name: Komal Shah
Title: Authorized Signatory

[Endurance – Fourth Amendment]

Consented to by:

GOLDMAN SACHS LENDING PARTNERS LLC, as an Extending Revolving Lender

By:	/s/ Rebecca Kratz
Authorized Signatory

[Endurance – Fourth Amendment]

Consented to by:

JEFFRIES FINANCE LLC, as an Extending Revolving Lender

By:	/s/ J.R. Young
Name: J.R. Young
Title: Senior Vice President

[Endurance – Fourth Amendment]

Consented to by:

SG AMERICAS SECURITIES, LLC, as an Extending Revolving Lender

By:	/s/ Richard Knowlton
Name: Richard Knowlton
Title: Managing Director

[Endurance – Fourth Amendment]

ACKNOWLEDGMENT

Each of the undersigned Loan Parties hereby acknowledges its receipt of a copy of this Amendment and its review of the terms and conditions hereof and consents to the terms and conditions of this Amendment and the Transactions contemplated hereby, including the extension of credit in the form of Refinancing Loans. Each Loan Party hereby (a) affirms and confirms its guarantees, pledges, grants and other undertakings under the Amended Credit Agreement and the other Loan Documents to which it is a party, (b) agrees that (i) each Loan Document to which it is a party shall continue to be in full force and effect and (ii) all guarantees, pledges, grants and other undertakings thereunder shall continue to be in full force and effect and shall accrue to the benefit of the Secured Parties, including the Refinancing Lenders, and (c) acknowledges that from and after the date hereof, all Refinancing Loans from time to time outstanding shall be deemed to be Secured Obligations.

[Remainder of page left intentionally blank]

[Endurance – Fourth Amendment]

BLUEHOST INC.
CONSTANT CONTACT, INC.
DOMAIN NAME HOLDING COMPANY, INC.
THE ENDURANCE INTERNATIONAL GROUP, INC.
ENDURANCE INTERNATIONAL GROUP—WEST, INC.
FASTDOMAIN INC.
HOSTGATOR.COM LLC
SINGLEPLATFORM, LLC
A SMALL ORANGE, LLC

By:	/s/ Marc Montagner
Name: Marc Montagner
Title: Chief Financial Officer

[Endurance – Fourth Amendment Acknowledgment]

SCHEDULE I

TO FOURTH AMENDMENT

Refinancing Lender	Type of Commitment	Principal Amount
Credit Suisse AG, Cayman Islands Branch	Term Loan Commitments	$1,580,305,000

	Principal Amount
Revolving Lenders	Non-Extended Revolving Commitments	Extended Revolving Commitments
Credit Suisse AG, Cayman Islands Branch	$0	$40,000,000
Goldman Sachs Lending Partners LLC	$48,750,000	$26,500,000
Jefferies Finance LLC	$0	$14,750,000
Société Générale	$0	$25,000,000
JFIN Revolver CLO 2014 Ltd.	$10,000,000	$0

ANNEX I

TO FOURTH AMENDMENT

AMENDMENTS

(a) Section 1.01 of the Credit Agreement is hereby amended by inserting the following defined terms in the appropriate alphabetical order:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Extended Revolving Commitments” means the Revolving Commitments extended on the Seventh Amendment Effective Date pursuant to the Seventh Amendment.

“Extending Revolving Lender” means a Lender with an Extended Revolving Commitment or, if the Extended Revolving Commitments have terminated or expired, a Lender with Revolving Exposure with respect to the Extended Revolving Commitments.

“Extended Revolving Loan” means a Revolving Loan made with respect to an Extended Revolving Commitment.

“Incremental Cap” means, as of any date of determination, the sum of:

(A) the maximum aggregate principal amount that can be incurred without causing the Senior Secured Net Leverage Ratio to exceed 4.50 to 1.00 as of the end of the most recently ended Test Period, plus

(B) (i) the greater of (x) $350,000,000 and (y) Consolidated EBITDA for the most recently ended Test Period, less (ii) the aggregate principal amount of all Incremental Term Facilities, Incremental Revolving Facilities and Additional Notes outstanding at such time that was incurred in reliance on the foregoing clause (i), in each case calculated on a Pro Forma Basis after giving effect to the incurrence of any such proposed Incremental Term Facilities, Incremental Revolving Facilities and Additional Notes (treating such Incremental Revolving Facilities as fully drawn and excluding from the calculation of Consolidated Senior Secured Indebtedness the cash proceeds of such Incremental Term Facilities, Incremental Revolving Facilities and Additional Notes to the extent such proceeds are not promptly applied, but without giving effect to any simultaneous incurrence of any Incremental Term Facility, Incremental Revolving Facility or Additional Notes made pursuant to clause (B) above).

“Non-Extended Revolving Commitments” means the Revolving Commitments that were not extended on the Seventh Amendment Effective Date pursuant to the Seventh Amendment.

“Non-Extending Revolving Lender” means a Lender with a Non-Extended Revolving Commitment or, if the Non-Extended Revolving Commitments have terminated or expired, a Lender with Revolving Exposure with respect to the Non-Extended Revolving Commitments.

“Non-Extended Revolving Loan” means a Revolving Loan made with respect to an Non-Extended Revolving Commitment.

“Seventh Amendment” means the Fourth Amendment to this Agreement dated as of June 20, 2018, by and among Holdings, the Borrower, each other Loan Party, each Lender party thereto and the Administrative Agent.

“Seventh Amendment Effective Date” has the meaning assigned to “Amendment Effective Date” in the Seventh Amendment.

“Seventh Amendment Refinancing Term Loans” means the Other Term Loans made on the Seventh Amendment Effective Date pursuant to the Seventh Amendment.

“Seventh Amendment Joint Bookrunner” means each of Jefferies Finance LLC and SG Americas Securities, LLC, in its capacity as a joint bookrunner with respect to the Seventh Amendment and the Seventh Amendment Refinancing Term Loans incurred thereunder.

“Seventh Amendment Joint Lead Arranger” means each of Credit Suisse Loan Funding LLC, Goldman Sachs Lending Partners LLC and Morgan Stanley Senior Funding, Inc. in its capacities as a joint lead arranger and joint bookrunner with respect to the Seventh Amendment and the Seventh Amendment Refinancing Term Loans incurred thereunder.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule

(b) The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended by deleting clauses (b) and (c) thereof and adding a new clause (b) as follows:

and (b) any Term Loan, for any day, (i) 2.75% per annum, in the case of an ABR Loan, or (ii) 3.75% per annum, in the case of a Eurodollar Loan.

(c) The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended by replacing the table therein with the following:

Senior Secured Net Leverage Ratio:		ABR Spread	Eurodollar Spread	Commitment Fee
Category 1 Greater than 4.00 to 1.00	Non-Extended Revolving Loan	3.00%	4.00%	0.50%
	Extended Revolving Loan	2.25%	3.25%
Category 2 Less than or equal to 4.00 to 1.00	Non-Extended Revolving Loan	2.75%	3.75%	0.375%
	Extended Revolving Loan	2.00%	3.00%

(d) The definition of “Class” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Incremental Revolving Loans, Other Revolving Loans, Term Loans or Other Term Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, Other Revolving Commitment, Term Commitment or Other Term Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Notwithstanding the foregoing, Term Commitments, Term Loans, Revolving Commitments and Revolving Loans that have different terms and conditions (other than with respect to original issue discount or upfront fees) shall be construed to be in different Classes; provided that the Non-Extended Revolving Commitments and the Extended Revolving Commitments shall be deemed to be the same Class of Revolving Commitments.

(e) The definition of “Defaulting Lender” in Section 1.01 of the Credit Agreement is hereby amended by deleting the word “or” prior to clause (d)(iii) thereof and adding “or (iv) become the subject of a Bail-In Action” as clause (d)(iv) thereof;

(f) The definition of “Interest Period” in Section 1.01 of the Credit Agreement is hereby amended by adding the word “applicable” prior to “Revolving Maturity Date”.

(g) The definition of “Joint Bookrunner” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Joint Bookrunner” means each of (i) Credit Suisse Securities (USA) LLC, Goldman Sachs Lending Partners LLC, Morgan Stanley Senior Funding, Inc. and Wells Fargo Securities, LLC in its capacity as a joint bookrunner, (ii) the Sixth Amendment Joint Bookrunners and (iii) the Seventh Amendment Joint Bookrunners.

(h) The definition of “Joint Lead Arranger” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Joint Lead Arranger” means each of (i) Credit Suisse Securities (USA) LLC, Goldman Sachs Lending Partners LLC, Morgan Stanley Senior Funding, Inc. and Wells Fargo Securities LLC in its capacity as a joint lead arranger, (ii) the Sixth Amendment Joint Lead Arrangers and (iii) the Seventh Amendment Joint Lead Arrangers.

(i) The definition of “Latest Maturity Date” in Section 1.01 of the Credit Agreement is hereby amended by replacing the words “the Springing Maturity Date” with “any springing maturity date”.

(j) The definition of “Loan Documents” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Loan Documents” means this Agreement, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, any Refinancing Amendment, the Guarantee Agreement, the Collateral Agreement, the other Security Documents, the First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement, and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(e).

(k) The definition of “Repricing Transaction” in Section 1.01 of the Credit Agreement is hereby amended by replacing the words “Term Loans” with “Seventh Amendment Refinancing Term Loans”.

(l) The definition of “Revolving Availability Period” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Revolving Availability Period” means, with respect to any Class of Revolving Commitments, the period from and including the Effective Date to but excluding the earlier of the applicable Revolving Maturity Date and the date of termination of such Revolving Commitments.

(m) The definition of “Revolving Commitment” in Section 1.01 of the Credit Agreement is hereby amended by replacing the last sentence thereof as follows:

As of the Seventh Amendment Effective Date, the aggregate principal amount of the Non-Extended Revolving Commitments consist of $58,750,000 of Initial Revolving Commitments and $106,250,000 of Extended Revolving Commitments.

(n) The definition of “Revolving Maturity Date” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Revolving Maturity Date” means:

(a) with respect to the Non-Extended Revolving Commitments, either (x) August 10, 2019 if, prior to such date, all Term Loans that mature hereunder on November 9, 2023 shall not have been repaid in full and the final maturity thereof shall not have been extended to May 11, 2021 or later, in each case in accordance with this Agreement, or (y) February 9, 2021; and

(b) with respect to the Extended Revolving Commitments, either (x) November 10, 2022 if, prior to such date, all Term Loans that mature hereunder on February 9, 2023 shall not have been repaid in full and the final maturity thereof shall not have been extended to September 19, 2023 or later, in each case in accordance with this Agreement, or (y) otherwise, June 20, 2023;

or, in each case, with respect to any Revolving Lender that has extended its Revolving Commitment pursuant to Section 2.21(b), the extended maturity date of such Revolving Lender’s Revolving Commitments set forth in the Extension Notice delivered by the Borrower and such Revolving Lender to the Administrative Agent pursuant to Section 2.21(b)).

(o) The definition of “Springing Maturity Date” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety.

(p) The definition of “Term Commitment” in Section 1.01 of the Credit Agreement is hereby amended by replacing the last sentence thereof as follows:

As of the Seventh Amendment Effective Date, the aggregate amount of the Lenders’ Term Commitments is $1,580,305,000.

(q) Section 2.05 of the Credit Agreement is hereby amended by replacing each reference to “Revolving Maturity Date” with “latest Revolving Maturity Date”.

(r) Section 2.05(e) of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:

The Extending Revolving Lenders agree that, on the Revolving Maturity Date with respect to the Non-Extending Revolving Lenders (to the extent the Revolving Maturity Date in respect of such Non-Extending Revolving Lenders is prior to the Revolving Maturity Date of the Extending Revolving Lenders), participations of such Non-Extending Revolving Lenders in any Letters of Credit shall be automatically reallocated among the Extending Revolving Lenders on a ratable basis in accordance with their Revolving Commitments.

(s) Section 2.08(a) of the Credit Agreement is hereby amended by replacing the reference to “Revolving Maturity Date” with “applicable Revolving Maturity Date”.

(t) Section 2.09(a) of the Credit Agreement is hereby amended by replacing the reference to “Revolving Maturity Date” with “applicable Revolving Maturity Date”.

(u) Section 2.10(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

Subject to adjustment pursuant to paragraph (c) of this Section 2.10, the Borrower hereby agrees to repay Term Borrowings on the last day of each March, June, September and December (commencing on June 30, 2018) in the principal amount of Term Loans as follows; provided that if any such date is not a Business Day, such payment shall be due on the next preceding Business Day:

PAYMENT DATE	AMORTIZATION PAYMENT
June 30, 2018	$7,901,525
September 30, 2018	$7,901,525
December 31, 2018	$7,901,525
March 31, 2019	$7,901,525
June 30, 2019	$7,901,525
September 30, 2019	$7,901,525

December 31, 2019	$7,901,525
March 31, 2020	$7,901,525
June 30, 2020	$7,901,525
September 30, 2020	$7,901,525
December 31, 2020	$7,901,525
March 31, 2021	$7,901,525
June 30, 2021	$7,901,525
September 30, 2021	$7,901,525
December 31, 2021	$7,901,525
March 31, 2022	$7,901,525
June 30, 2022	$7,901,525
September 30, 2022	$7,901,525
December 31, 2022	$7,901,525
Term Maturity Date	Remainder

(v) Section 2.11(a)(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section 2.11; provided that in the event that, on or prior to the six month anniversary of the Seventh Amendment Effective Date, the Borrower (x) makes any prepayment under this Section 2.11(a)(i) of the Seventh Amendment Refinancing Term Loans in connection with any Repricing Transaction or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders, (I) a prepayment premium of 1.00% of the principal amount of the Seventh Amendment Refinancing Term Loans being prepaid in connection with such Repricing Transaction and (II) in the case of clause (y), an amount equal to 1.00% of the aggregate amount of the Seventh Amendment Refinancing Term Loans outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such amendment.

(w) Section 2.13 of the Credit Agreement is hereby amended by replacing the reference to “Revolving Commitments” with “applicable Revolving Commitments”.

(x) Section 2.14 of the Credit Agreement is hereby amended by inserting “(a)” after the words “Alternate Rate of Interest” and adding a new sub-section “(b”) as follows:

If at any time the Administrative Agent has made the determination in clause (a) above or has been advised by the Required Lenders of their determination in clause (a) above and, in each case, such circumstances are unlikely to be temporary or (ii) the supervisor for the administrator of the LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement. Until an alternate rate of interest shall be determined in accordance with this clause (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing and shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, then such Borrowing shall be made as an ABR Borrowing; provided, however, that, in each case, the Borrower may revoke any Borrowing Request that is pending when such notice is received.

(y) Section 2.20(a)(i) of the Credit Agreement is hereby amended by replacing each reference to the “Revolving Maturity Date” with “applicable Revolving Maturity Date”.

(z) Clause (D) of the first proviso to Section 2.20(a)(ii) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(i) the maturity date of any Incremental Term Facility shall not be earlier than the latest Term Maturity Date and (ii) the Weighted Average Life to Maturity of the Term Loans incurred pursuant to such Term Commitment Increase shall not be shorter than the remaining Weighted Average Life to Maturity of the Seventh Amendment Refinancing Term Loans,

(aa) Clause (E) of the first proviso to Section 2.20(a)(ii) of the Credit Agreement is hereby amended and restated in its entirety as follows:

the interest rate margins and, subject to clause (D), the amortization schedule for any Incremental Term Facility shall be determined by the Borrower and the Additional Term Lenders thereunder; provided that, in the event that the interest rate margins for any Incremental Term Facility are higher than the interest rate margins for the Seventh Amendment Refinancing Term Loans by more than 50 basis points, then the interest rate margins for the Seventh Amendment Refinancing Term Loans shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Incremental Term Facility minus 50 basis points; provided, further, that, in determining the interest rate margins applicable to each of such Incremental Term Facility and the Seventh Amendment Refinancing Term Loans (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID for purposes of this determination) payable by the Borrower to the applicable Term Lenders or any Additional Term Lenders in the initial primary syndication thereof (with OID being equated to interest based on assumed four-year life to maturity) shall be included, (y) customary arrangement or commitment fees payable to the Joint Bookrunners (or their Affiliates) in connection with this Agreement or to one or more arrangers (or their Affiliates) of any Incremental Term Facility shall be excluded and (z) if such Incremental Term Facility includes an interest rate floor greater than the interest rate floor applicable to the Seventh Amendment Refinancing Term Loans, such increased amount shall be equated to interest margin for purposes of determining whether an increase to the applicable interest margin for the Seventh Amendment Refinancing Term Loans shall be required, and to the extent an increase in the interest rate floor in such Incremental Term Facility would cause an increase in the interest rate then in effect, in such case the interest rate floor (but not the interest rate margin) applicable to the Seventh Amendment Refinancing Term Loans shall be increased by such increased amount

(bb) Section 2.20(a)(iii) of the Credit Agreement is hereby amended and restated in its entirety as follows:

Notwithstanding anything to the contrary herein, the Borrower may only incur an Incremental Term Facility or obtain commitments in respect of an Incremental Revolving Facility if, as of the date of such incurrence or obtaining, the aggregate principal amount of such Incremental Term Facility or Incremental Revolving Facility, as applicable, does not exceed the Incremental Cap.

(cc) Section 2.21(a) of the Credit Agreement is hereby amended by replacing the reference to “Revolving Maturity Date” with “latest Revolving Maturity Date”.

(dd) Clause (2) of the first proviso to Section 6.01(a)(xxiii) of the Credit Agreement is hereby amended and restated in its entirety as follows:

after incurring any such Additional Notes, the principal amount of such Additional Notes shall not exceed the Incremental Cap as of such date,

(ee) Section 9.02(b) of the Credit Agreement is hereby amended by replacing the words “Except as provided in Section 2.20 with respect to any Incremental Revolving Facility Amendment or Incremental Term Facility Amendment or Section 2.21 with respect to any Refinancing Amendment” as follows:

Except as provided in Section 2.14(b) with respect to an alternate rate of interest or Section 2.20 with respect to any Incremental Revolving Facility Amendment or Incremental Term Facility Amendment or Section 2.21 with respect to any Refinancing Amendment

(ff) The first proviso to Section 9.04(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

provided that no consent of the Borrower shall be required for an assignment (w) by any Seventh Amendment Joint Lead Arranger or Seventh Amendment Joint Bookrunner (or any of their respective Affiliates) during the primary syndication of the Seventh Amendment Refinancing Term Loans to any Eligible Assignee to whom Holdings or the Borrower has consented or to any other Seventh Amendment Joint Lead Arranger or Seventh Amendment Joint Bookrunner (or any of their respective Affiliates), (x) by a Term Lender to any Lender or an Affiliate of any Lender, (y) by a Term Lender to an Approved Fund or (z) if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, unless, in the case of clause (z) only, such assignment is to a Person identified in writing to the Administrative Agent prior to November 2, 2011

(gg) Section 9.17 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.